Exhibit 10.1

May 29, 2007

Mr. Warren Eisenberg

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Dear Warren:

By countersigning a copy of this letter, please confirm our mutual agreement pursuant to paragraph 2 of your Amended and Restated Employment Agreement dated as of April 3, 2002 to extend the “Final Date” from June 30, 2007 to June 30, 2010.

Sincerely Yours,

Bed Bath & Beyond Inc.

By:	/s/ Steven H. Temares
Steven H. Temares
Chief Executive Officer

Agreed to:

/s/ Warren Eisenberg 5/31/07
Warren Eisenberg